Exhibit 10.1

December 7, 2016

David Pernock

748 Canterbury Lane

Villanova, PA 19085

Dear David:

I am pleased to extend this offer to you to become President, Chief Commercial Officer with Eagle Pharmaceuticals, Inc.  The following would be the basic terms of your employment with the Company contingent upon proof of eligibility for U.S. employment and the completion of satisfactory references:

Department:	Executive

Reporting to:	Scott Tarriff

Start Date:	Jan, 2017

Initial Salary:   $515,000 annually, to be reviewed on an annual basis and adjusted by Eagle to reflect performance and responsibilities.  Any salary increases received during the first year of employment will be pro-rated.

Benefits:   You will be eligible for the Company’s health insurance program for you and your eligible dependents starting on your date of employment. Should you wish to maintain the health benefits you currently are provided through GSK, however, the Company shall reimburse you an amount equal to your annual premium for such benefits in lieu of like-kind Company benefits.

Additionally, you may participate in the Company’s 401(k) plan, life insurance plan, and long-term disability plan upon meeting the Company’s specified eligibility requirements for each plan.

Vacation:   You will be eligible for four (4) weeks of paid vacation annually.

Stock Options:   In consideration for you entering into the Agreement and as an inducement to join the company, I will recommend to the Board of Directors that you be granted options to purchase 90,000 shares of Eagle common stock at an exercise price equal to market price on date of approval by the Board of Directors. Upon approval, your options will vest over a four (4)-year period at 25% per year; and will be subject to the terms of Eagle’s Stock Option Plan. If you are terminated prior to the second anniversary of your Start Date, however, without Cause, and not in connection with a Change of Control or your voluntary transition from the Company without Good Reason,  one- half of the options granted hereunder will vest in full. In the event you are terminated at any time for a reason other than what is contemplated by the previous sentence, or you are terminated for any reason after the second anniversary of your Start

Date, the acceleration of the options will be governed by the terms of the Executive Stock Option Plan. All capitalized terms in this paragraph are as defined in the Eagle Executive Stock Option Plan.

Cash Bonus: Target cash bonus of 60% of your salary for performance.

Severance: You will be entitled to receive an amount equal to your then-current monthly Base Salary payable for a period of twelve (12) months plus a pro-rata portion of your annual bonus for the performance period in which your termination occurs, calculated based upon the number of days that you were employed during the performance year, payable in equal installments in accordance with the Company’s regular payroll procedures over a twelve(12) month period beginning on the first payroll date following the effect date of your Release.

In the event you are asked to give up the President Title, your current Salary, Stock Options, and Cash Bonus will not be altered.  At the same time, at title change will not be considered termination.  However, a title change under a Change in Control will revert to the Change in Control termination definition in the Company’s Executive Severance Plan.

As a condition of your employment with Eagle, you will be required to execute the Company’s standard Trade Secret, Non-Disclosure and Restrictive Covenant Agreement.

Your employment with the Company is not for a specified term and may be terminated by you or the Company at any time for any reason, with or without cause.  The nature of your employment is as set forth in this paragraph and cannot be modified in any way except by a written agreement signed by you and an officer of the Company.  Once an employee, you will be subject to Eagle’s practices and procedures which will be provided to you on your first day.

If you accept this offer of employment, please sign below and return the signed copy to me as soon as convenient.  Once signed by you, this letter will constitute the complete agreement between you and the Company regarding employment matters or oral agreements or understandings on these matters.

All new hires are required to prove eligibility to work in the United States in accordance with Federal law.  On your first day of employment, please provide us with employment eligibility documentation.

We are extremely excited about the opportunity we have to build Eagle into a leading specialty pharmaceutical company.  One of the keys to accomplishing this is through the recruitment and retention of talented people.   We are looking forward to having you join us and hope that you will accept our offer.

Sincerely,

/s/ Scott Tarriff
Scott Tarriff
President and C.E.O.

Accepted and Agreed this 11 day of December, 2016.

/s/ David Pernock
David Pernock